Exhibit 10.1
CALIX, INC.

Non-Employee Director Cash Compensation Policy, as amended August 11, 2021

1.General. This Non-Employee Director Cash Compensation Policy (“Policy”) was adopted by the Board of Directors (“Board”) of Calix, Inc. (“Company”) on August 11, 2021 and is effective as of July 26, 20211.

2.Annual Cash Compensation. Each member of the board who is not employed by the Company or one of its affiliates shall be entitled to an annual retainer with the amount determined as follows (the net sum for each director, his or her “Annual Retainer”):

Amount
Base Retainer	$50,000
Board and Committee Chair Service (in addition to Base Retainer)
Board Chair	$50,000
Lead Independent Director	$25,000
Audit Committee Chair	$35,000
Compensation Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$10,000
Cybersecurity Committee Chair	$10,000
Strategic Committee Chair	$10,000
Non-Chair Committee Service (in addition to Base Retainer)
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Corporate Governance Committee	$5,000
Cybersecurity Committee	$5,000
Strategic Committee	$5,000

3.Timing of Payment. Annual Retainers shall be paid in quarterly installments in arrears, generally during the first week of the Company’s fiscal quarter following the quarter of service. Installments will be pro-rated for any partial period of service.

4.Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board at any time in the future at its sole discretion.

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1 The Company’s Lead Independent Director was appointed on July 26, 2021.